[KPMG LETTERHEAD APPEARS HERE]

EXHIBIT 23(A)     KPMG POLSKA SP. Z O.O.


                           (CERTIFIED PUBLIC ACCOUNTANTS)


The Board of Directors
Euronet Services Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statement (No-33-XXXX) on Form S-8 of Euronet Services Inc. of our report dated March 17, 1998, with respect to the consolidated balance sheets of Euronet Services Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 10-K of Euronet Services Inc. dated March 31, 1998.


KPMG Polska Sp. z o.o.

/s/ KPMG
---------------------
Warsaw, Poland
17 May 1999